                                                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE
American Stock Exchange Will Continue Nephros’s Listing

NEW YORK -November 20, 2006 - Nephros, Inc. (AMEX:NEP) today announced that the staff of the American Stock Exchange (AMEX) has reviewed the Company’s plan of compliance to meet the AMEX’s continued listing standards and will continue the Company’s listing while the Company seeks to regain compliance with the continued listing standards during the period ending January 17, 2008. During the plan period, the Company must continue to provide the AMEX staff with updates regarding initiatives set forth in its plan of compliance. The Company will be subject to periodic review by the AMEX staff during the plan period. If the Company is not in compliance with the continued listing standards at January 17, 2008 or the Company does not make progress consistent with the plan during the plan period, then the AMEX may initiate immediate delisting proceedings.

The Company has received notices from AMEX that it is not in compliance with certain conditions of the continued listing standards of Section 1003 of the AMEX Company Guide. Specifically, AMEX noted the Company’s failure to comply with Section 1003(a)(i) of the AMEX Company Guide relating to shareholders’ equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of its three most recent fiscal years; Section 1003(a)(ii) of the AMEX Company Guide relating to shareholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years; and Section 1003(a)(iii) of the AMEX Company Guide relating to shareholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.

About Nephros Inc.
Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. Nephros believes that its products, particularly its Mid-Dilution Hemodiafiltration therapy, are designed to remove a range of harmful substances more effectively, and more cost-effectively, than existing ESRD treatment methods; particularly with respect to substances known collectively as “middle molecules,” due to their molecular weight, that have been found to contribute to such conditions as dialysis related amyloidosis, carpal tunnel syndrome, degenerative bone disease and ultimately, to mortality in the ESRD patient.

Nephros also markets a line of water filtration products, the Dual Stage Ultrafilter (DSU). The Company’s patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses and parasites. The Company considers the DSU a significant breakthrough in providing affordable and reliable water filtration. The DSU is based on Nephros’s proprietary water filtration technology originally designed for medical use in its H2H machine, and is a complimentary product line to the Company’s main focus, the End Stage Renal Disease therapy business.

For more information on Nephros please visit the Company’s website, www.nephros.com.

Forward Looking Statements
This news release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may include statements regarding the efficacy and intended use of Nephros’s technologies under development, the timelines for bringing such products to market and the availability of funding sources for continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. For such statements, Nephros claims the protection of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of Nephros. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) products that appeared promising to Nephros in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent pre-clinical or clinical trials; (ii) Nephros may not obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (iii) product orders may be cancelled, patients currently using Nephros’s products may cease to do so and patients expected to begin using Nephros’s products may not; (iv) Nephros’s technology and products may not be accepted in current or future target markets, which could lead to the failure to achieve market penetration of Nephros’s products; (v) Nephros may not be able to sell its ESRD or water filtration products at competitive prices or profitably; (vi) Nephros may not be able to satisfy its debt obligations when they become due and payable; (vii) Nephros may not be able to build key relationships with physicians, clinical groups and government agencies, pursue or increase sales opportunities in Europe or elsewhere, or be the first to introduce hemodiafiltration therapy in the United States; (viii) Nephros may not be able to secure or enforce adequate legal protection, including patent protection, for its products; and (ix) Nephros may be unable to show progress consistent with its plan of compliance to meet the American Stock Exchange’s continued listing standards or may be otherwise unable to timely regain compliance with the AMEX listing standards. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros’s filings with the Securities and Exchange Commission, including Nephros’s Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2005 and its Quarterly Report on Form 10-QSB filed with the SEC for the fiscal quarter ended September 30, 2006. Investors and security holders are urged to read those documents free of charge on the SEC’s web site at www.sec.gov. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Mark Lerner, CFO                    Paul Henning
Nephros, Inc.                            Cameron Associates
Tel: 212-781-5113                      (212) 245-8800 X 221